CERTIFICATE OF INCORPORATION
OF
AmericanWork, Inc.

FIRST: The name of the Corporation is AmericanWork, Inc.

SECOND: Its registered office is to be located at 1220 N. Market Street, Suite 606, in the City of Wilmington, County of New Castle, Delaware The registered agent is American Incorporators Ltd. whose address is the same as above.

THIRD: The nature of business and purpose of the organization is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is two thousand (2000). All such shares are to be without par value and are to be of one class.
FIFTH: The name and address of the incorporator are as follows:
Amanda P. Conway
Suite 606
1220 N. Market St.
Wilmington, DE 19801

SIXTH: The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation. The name and mailing address of the person(s) who will serve as initial director(s) until the first annual meeting of stockholders or until a successor(s) is elected and qualified are:

Kenneth Whiddon
108 Jefferson Pkwy, #510
Newnan, GA 30263

SEVENTH: Each person who serves or who has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of loyalty to the corporation or its stockholders: (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law: (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts stated herein are true, and I have accordingly set my hand.

/s/Amanda P. Conway
Amanda P. Conway
INCORPORATOR
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 07/02/1999
991272059 - 3065028

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/29/2000
001159614 - 3065028

Certificate of Amendment
of
Certificate of Incorporation
AmericanWork, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
FIRST: That at a meeting of the Board of Directors of AmericanWork, Inc., the following resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and consent of the stockholders of said corporation for consideration thereof. The resolution acting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:
The total number of shares of stock which the corporation shall have authority to issue is four thousand (4,000). All such shares are to be without par value and are to be of one class.
SECOND: That said amendment was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.
THIRD: That the capital of said corporation shall not be reduced under or by reason of said amendment.
IN WITNESS THEREOF, said AmericanWork, Inc., has caused this certificate to be signed by the President, Kenneth Whiddon, this 29th day of March, 2000.
By: /s/ Kenneth Whiddon
Kenneth Whiddon, President